Exhibit 99.2

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

Gatos Silver Announces Closing of Initial Public Offering

Denver, CO — October 30, 2020 — Gatos Silver, Inc. (“Gatos Silver”), a U.S.-based precious metals production, development and exploration company, announced today the closing of its initial public offering of 21,430,000 shares of its common stock at a price of US$7.00 per share. The gross proceeds from the offering were approximately US$150 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Gatos Silver. In addition, Gatos Silver has granted the underwriters a 30-day option to purchase up to an additional 3,214,500 shares of common stock at the initial public offering price, less underwriting discounts and commissions.

The shares began trading on the New York Stock Exchange and the Toronto Stock Exchange on October 28, 2020 under the ticker symbol “GATO.”

BMO Capital Markets, Goldman Sachs & Co. LLC and RBC Capital Markets acted as joint lead bookrunners and as representatives of the underwriters for the offering. Canaccord Genuity Corp. and CIBC Capital Markets acted as co-managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, by telephone at (800) 414-3627 or by email at bmoprospectus@bmo.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; or RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com.

A registration statement relating to these securities was declared effective on October 27, 2020 by the U.S. Securities and Exchange Commission. Gatos Silver has also obtained a receipt for a final base PREP prospectus filed with the securities commissions or similar securities regulatory authorities in each of the provinces of Canada (except Québec) on October 27, 2020. A copy of the final U.S. prospectus and supplemented PREP prospectus filed on October 29, 2020 containing pricing information and other important information relating to the shares of common stock may be obtained from the underwriters at the addresses set out above and, in the case of the supplemented PREP prospectus, is available on the SEDAR website at www.sedar.com under Gatos Silver’s profile.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350